Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (the “Agreement”) is made and entered into as of June 26, 2025 (the “Effective Date”), by and between INCYTE CORPORATION, a Delaware corporation (the “Company”) and HERVÉ HOPPENOT (“Advisor”),

W I T N E S S E T H:

WHEREAS, Advisor has notified the Board of Directors of the Company (the “Board”) of his retirement as the Company’s President and Chief Executive Officer (“CEO”) effective as of the Effective Date, and Advisor and the Company desire to provide for the employment of Advisor to assist with the orderly transition of Advisor’s duties to the newly appointed CEO; and

WHEREAS, Advisor and the Company wish to terminate and supersede the provisions of the Employment Agreement dated as of October 25, 2019 by and between Advisor and the Company; and

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.            Definitions.

(a)           “Annual Base Salary Rate” shall mean shall an annual rate of pay equal to $1,395,731 per year. For the avoidance of doubt, when a provision of this Agreement requires payment of the Annual Base Salary Rate for a period of months, the Annual Base Salary Rate shall be converted into a monthly rate by dividing the Annual Base Salary Rate by 12.

(b)           “Benefits” shall mean the Company’s 401(k) Plan and the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, and group life plans and programs) which are provided at any time after the Effective Date to the CEO.

(c)           “Cause” shall mean:

(i)            The continued failure of Advisor to perform Advisor’s duties with the Company or one of its affiliates, other than any such failure resulting from incapacity due to Disability, which incapacity has been recognized as such by the Board, after a written demand for substantial performance is delivered to Advisor by the Board that specifically identifies the manner in which the Board believes that Advisor has not substantially performed Advisor’s duties; or

(ii)           The engaging by Advisor in illegal conduct, gross misconduct or dishonesty which is injurious to the Company; or

(iii)          Unauthorized disclosure or misuse of the Company’s secret, confidential or proprietary information, knowledge or data relating to the Company or its affiliates; or

(iv)          A material breach by Advisor of Section 4 of this Agreement which, if curable (as reasonably determined by the Board), Advisor has failed to remedy after the Board has given Advisor written notice of, and a reasonable opportunity to cure, such breach.

Notwithstanding the foregoing, “Cause” shall not include any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the CEO or based upon the advice of counsel for the Company. The cessation of employment of Advisor shall not be deemed to be for Cause unless and until there shall have been delivered to Advisor a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the members of the Board then in office excluding, for this purpose, Advisor, at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Advisor and Advisor is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Advisor is guilty of the conduct described in subparagraph (i), (ii), (iii) or (iv) above, and specifying the particulars thereof in detail.

(d)           “Change in Control” shall mean the occurrence of any of the following events:

(i)            A change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A)           Had been directors of the Company 24 months prior to such change; or

(B)           Were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination;

(ii)           Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934) by the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company's securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person's ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of the Company;

(iii)          The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(iv)          There is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company to a Subsidiary or to an entity, the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

The term “Change in Control” shall not include a transaction, the sole purpose of which is to change the state of the Company’s incorporation.

(e)           “Competitor” shall mean a biopharmaceutical company, other than the Company of any of its affiliates, that is engaged in the business of discovery, development or commercialization of proprietary therapeutics in any way competitive with any product in the commercial portfolio or discovery or development pipeline of the Company or any of its affiliates.

(f)           “Disability” shall mean the absence of Advisor from Advisor’s duties with the Company for 180 consecutive business days as a result of incapacity due to mental or physical illness or impairment which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Advisor or Advisor’s legal representative.

(g)           “Stock Incentive Plan” shall mean the Company’s Amended and Restated 2010 Stock Incentive Plan.

2.             Employment Arrangements.

(a)           Advisor shall provide advice and counsel as may reasonably be requested by the CEO or the Board from time to time and perform such other reasonable duties as may be assigned to Advisor by the CEO or the Board commensurate with Advisor’s knowledge and prior position as CEO.

(b)           The parties intend that Advisor shall be employed as special advisor to the CEO until the first anniversary of the Effective Date (the “Transition Completion Date”). Notwithstanding the foregoing, either the Company, at its sole discretion and for any reason, or Advisor, at his sole discretion and for any reason, may at any time prior to such first anniversary terminate upon written notice the employment of Advisor as special advisor to the CEO (in which case the “Transition Completion Date” shall be the date of such earlier termination of employment). Prior to the Transition Completion Date, Advisor shall not accept outside employment or other service obligations but may continue to serve in Advisor’s current director or advisor roles with outside companies; provided, that, subject to the prior approval of the Board, Advisor may provide outside director or advisor services to other entities prior to the Transition Completion Date so long as such services are not in violation of any restrictive covenants Advisor is subject to and do not conflict with or materially interfere with Advisor’s duties to the Company. For a one (1)-year period following the Transition Completion Date (the “Post-Employment Term”), Advisor shall be available, to the extent reasonably needed, to assist the Company in transitional matters in a non-employee consultant capacity. During the Post-Employment Term, Advisor may perform services as an employee of or consultant to another entity which is not a Competitor. The Board, in its sole discretion, may waive the prohibition on performing services as an employee of or consultant to a Competitor during the Post-Employment Term upon written request.

(c)           A termination by the Company for Cause shall only be effective if Advisor is first given a Notice of Termination and an opportunity to cure. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Advisor’s employment under the provision so indicated, and (iii) specifies the termination date (which date shall be not less than 30 days after the giving of such notice). The failure by the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

3.             Compensation and Benefits.

(a)           The Company shall pay to Advisor, in accordance with the Company’s standard practices, a prorated portion of the bonus to which Advisor would have been entitled under the Company’s annual bonus program as if Advisor were employed as Chief Executive Officer of the Company for the entire year ending December 31, 2025. Such bonus shall be based on the Company’s actual performance for the 2025 fiscal year and paid following the close of such year in accordance with the Company’s standard practices, and shall be prorated based on the number of days from January 1, 2025 through the Effective Date divided by 365.

(b)           On the Effective Date the Company shall grant to Advisor equity awards under its Stock Incentive Plan with an aggregate fair value as of the grant date equal to $2,000,000, determined in accordance with the Company’s current executive equity award practices, with 20% of such value in the form of stock options, 20% in the form of restricted stock units (“RSUs”) and 60% in the form of performance shares (collectively, the “Transition Awards”). The stock options and RSUs shall vest over four years from the grant date in accordance with the Company’s current executive award practices for stock options and RSUs, respectively. The performance shares shall vest over three years from the grant date and shall have the same three-year performance period and performance goals as the performance shares granted to other Company executives in 2025. The Transition Awards shall be documented using the same forms of award agreements as apply to other Company executives receiving Stock Incentive Plan awards in 2025, but in each case shall be subject to Section 3(f) of this Agreement.

(c)           For the first six (6) months commencing on the Effective Date, the Company shall compensate Advisor for his full-time employment services as special advisor to the CEO at the Annual Base Salary Rate, payable in accordance with the Company’s standard payroll practices, and shall continue Advisor’s Benefits. For the next six (6) months, the Company shall compensate Advisor at fifty percent (50%) of the Annual Base Salary Rate payable in accordance with the Company’s standard payroll practices, and shall continue Advisor’s Benefits. Such salary payments and Benefits shall be subject in each case to Advisor’s continued employment as special advisor to the CEO for the duration of each such six-month period and shall cease immediately upon the Transition Completion Date; provided, however, that if Advisor’s employment as special advisor to the CEO is terminated by the Company without Cause prior to the first anniversary of the Effective Date, such salary payments and Benefits shall continue to be provided until the first anniversary of the Effective Date. On the Effective Date the Company shall pay to Advisor his accrued paid time-off, to the extent not theretofore paid, up to a maximum of 45 days with no further carryforward of any such accrued paid time-off in excess of 45 days. From the Effective Date through the Transition Completion Date, Advisor shall be eligible to accrue additional paid time-off in accordance with the Company’s standard practices for executives, but shall not be eligible to participate in any Company executive bonus or other bonus programs, profit sharing plan or management incentive plan except to the extent provided under Sections 3(a), 3(b) and 3(f) of this Agreement.

(d)           Effective as of the Transition Completion Date, the Company shall pay to Advisor any accrued paid time-off for the period from the Effective Date through the Transition Completion Date, to the extent not theretofore paid. Advisor’s coverage as an active employee under the Company’s group health plan shall cease as of such date, but Advisor shall be given the opportunity to elect COBRA continuation coverage for himself and his eligible dependents. If Advisor elects such COBRA coverage and continues to pay the premiums for such coverage on a timely basis, then for the first twelve (12) months beginning on the Transition Completion Date, the Company shall reimburse Advisor for an amount equal to the amount it pays toward the cost of the same group health plan coverage for its active senior executives. The Company shall provide these reimbursements until the earlier of (i) the first anniversary of the Transition Completion Date or (ii) the date Advisor begins new employment.

(e)           Following the Transition Completion Date and for as long as Advisor continues to serve as a member of the Board, Advisor shall be compensated for such services as a Board member in accordance with the Company’s standard practices for compensating non-employee directors.

(f)            Following the Transition Completion Date,

(i)            Advisor shall be entitled to continued vesting in all of his outstanding unvested awards that were granted under the Stock Incentive Plan after July 15, 2019 and through the Effective Date (including but not limited to stock option, restricted stock unit and performance share awards, and including, for the avoidance of doubt, the Transition Awards), with such awards to become vested, exercisable and/or payable at the same time or times and under the same conditions as are provided in the applicable award agreements as if Advisor continued to be employed by the Company following the Transition Completion Date (for the avoidance of doubt, all of Advisor’s unvested awards shall continue to vest on a schedule equivalent to what would have applied if he continued as a Company employee following the Transition Completion Date); and

(ii)           Any outstanding stock option awards that are granted after July 15, 2019 and through the Effective Date (including, for the avoidance of doubt, stock options included in the Transition Awards) and that are either vested as of the Transition Completion Date or become vested after such date pursuant to clause (i) above shall be exercisable at any time during the remainder of the original term of the stock options as set forth in the applicable award agreements;

provided, however, that the benefits under clauses (i) and (ii) of this sentence shall be subject in each case to Advisor’s continued compliance after the Transition Completion Date with the covenants in Section 4 of this Agreement.

(g)           In the event of a Change in Control, Advisor shall continue to be entitled to receive the compensation and benefits set forth in this Section 3.

(h)            If Advisor incurs reasonable expenses while providing services to the Company hereunder, he shall be entitled to reimbursement in accordance with the Company's standard policies. The Company further agrees to reimburse Advisor for all reasonable past expenses he has incurred while providing services to the Company prior to the Transition Completion Date.

4.             Covenants.

(a)           During Advisor’s employment with the Company and for two (2) years after the Transition Completion Date (and for any additional period during which Advisor’s equity awards continue to vest after the Transition Completion Date pursuant to Section 3(f) hereof), Advisor agrees that, without the prior express written consent of the Company, Advisor shall not, anywhere in the world, for his own benefit or for, with or through any other person, firm, partnership, corporation or other entity or individual (other than the Company or its affiliates) as or in the capacity of an owner, shareholder, employee, consultant, director, officer, trustee, partner, agent, independent contractor and/or in any other representative capacity or otherwise:

(i)            personally (or personally direct another to) solicit or hire (A) any employee of the Company or its affiliates at the time of such solicitation or hiring or (B) any former employee of the Company or its affiliates who had such relationship within six (6) months prior to the date of such solicitation or hiring, including but not limited to attempting to induce any such employee of the Company or its affiliates to leave the employ of the Company; or

(ii)           personally (or personally direct another to) disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, owners or employees, either orally or in writing; provided, that Advisor may confer in confidence with his legal representatives and make truthful statements as required by law.

For purposes of this Section 4(a), the term “solicit” means any communication of any kind whatsoever, regardless of by whom initiated, inviting, encouraging or requesting any person or entity to take or refrain from taking any action.

(b)           Advisor shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Advisor during Advisor’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by Advisor or representatives of Advisor in violation of this Agreement). After the Transition Completion Date, Advisor shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 4 constitute a basis for deferring or withholding any amounts otherwise payable to Advisor under this Agreement. Advisor also agrees to comply with the terms set forth in the Confidential Information and Invention Assignment Agreement between Advisor and the Company (the “Confidential Information Agreement”).

(c)           If at any time prior to the date that is 365 days after the Transition Completion Date, or any time after the Transition Completion Date and prior to the date on which Advisor’s equity awards have become fully vested in accordance with Section 3(f) hereof, Advisor breaches any provision of Sections 4(a) or 4(b) of this Agreement in more than a minor, de minimis or trivial manner, then (i) Advisor shall forfeit all of his unexercised Company stock options or stock appreciation rights, unvested Company restricted stock, unvested Company restricted stock units and unvested performance shares, and (ii) the gain or income realized within the twenty-four (24) months prior to such breach from (A) the exercise of any Company stock options or stock appreciation rights, (B) the vesting of any Company restricted stock or other Company equity based awards, (C) the vesting and settlement of any performance shares, or (D) the vesting of restricted stock units, by the Advisor from such event shall be paid by Advisor to the Company upon notice from the Company (for purposes of this Section 4(c), the exercise of incentive stock options and the vesting of restricted stock units shall be treated as a realization event). Such gain shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of such event, and without regard to any subsequent change in the Fair Market Value (as defined below) of a share of Company common stock. The Company shall have the right to offset such gain against any amounts otherwise owed to Advisor by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement). For purposes of this Section 4(c), the “Fair Market Value” of a share of Company common stock on any date shall be (i) the closing sale price per share of Company common stock during normal trading hours on the national securities exchange on which the Company common stock is principally traded for such date or the last preceding date on which there was a sale of such Company common stock on such exchange or (ii) if the shares of Company common stock are then traded on any over-the-counter market, the average of the closing bid and asked prices for the shares of Company common stock during normal trading hours in such over-the-counter market for such date or the last preceding date on which there was a sale of such Company common stock in such market, or (iii) if the shares of Company common stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Compensation Committee of the Board shall determine in good faith.

(d)           The termination of Advisor’s employment or of this Agreement shall have no effect on the continuing operation of this Section 4.

(e)           Advisor acknowledges and agrees that the Company will have no adequate remedy at law, and could be irreparably harmed, if Advisor breaches or threatens to breach any of the provisions of this Section 4. Advisor agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 4, and to specific performance of each of the terms hereof in addition to any other legal or equitable remedies that the Company may have. Advisor further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 4, raise the defense that the Company has an adequate remedy at law.

(f)           The terms and provisions of this Section 4 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on Advisor’s future employment imposed by this Section 4 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 4 unreasonable in duration or geographic scope or otherwise, Advisor and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(g)           The parties acknowledge that this Agreement would not have been entered into and the benefits described herein would not have been promised in the absence of Advisor’s promises under this Section 4.

5.             Non-Exclusivity of Rights and Full Settlement.

(a)           Nothing in this Agreement shall prevent or limit Advisor’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which Advisor may qualify, nor shall anything herein limit or otherwise affect such rights as Advisor may have under any contract or agreement with the Company or any of its affiliated companies, except as provided herein. Amounts that are vested benefits or that Advisor is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Transition Completion Date shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

(b)           The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Advisor or others (other than pursuant to Section 4(c) of this Agreement). In no event shall Advisor be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Advisor under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Advisor obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Advisor may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Advisor or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Advisor about of any payment pursuant to this Agreement), plus in each case interest on any delayed payment and the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986 as amended. Notwithstanding the foregoing, the Company shall not be required to pay legal fees and expenses which Advisor may incur as a direct result of any contest or dispute regarding Sections 4(a) and 4(c), unless Advisor is found to have not violated such Sections 4(a) and 4(c) of this Agreement, in which event the Company shall reimburse Advisor for all such legal fees and expenses incurred as a result of such contest or dispute.

6.             Advisor’s Representations.

Advisor hereby represents and warrants to the Company that he has fully reviewed this Agreement and the transactions contemplated hereby, and that he fully understands this Agreement and such transactions. In connection with this review, Advisor has had an opportunity to consult with legal counsel and with financial and other advisors of his choosing and, if he has decided not to do so, such choice was his voluntary decision. The terms of this Agreement are voluntarily accepted by Advisor without duress or coercion.

7.             Mutual Release.

The benefits to be provided to Advisor following the Transition Completion Date pursuant to this Agreement are expressly conditioned upon Advisor’s execution of a release, within 21 days following the Transition Completion Date, in the following form, and the Company’s obligation to provide such benefits shall not become effective until 7 days after the date of execution by Advisor of such release (the “Release Effective Date”):

“In consideration of the benefits to be provided to Advisor pursuant to the Agreement, the sufficiency of which Advisor acknowledges, Advisor, on behalf of himself, his family members and his and their heirs and successors, assigns, attorneys and agents, hereby releases and forever discharges the Company, as well as its officers, attorneys, directors, employees, stockholders and agents, and their successors and assigns, and its employee pension benefit or welfare benefit plans and current and former trustees and administrators of such plans (collectively “Company Releasees”) from any and all claims, contracts, liabilities, damages, expenses and causes of action, whether in law or in equity, known or unknown, which may have existed or which may now exist from the beginning of time to the Release Effective Date against one or more of the Company Releasees (collectively “Advisor Claims”), to the extent such Advisor Claims relate in any way directly or indirectly, in whole or in part to: Advisor’s resignation as Chief Executive Officer pursuant to this Agreement, the fact that Advisor is or was an employee, officer, stockholder or agent of the Company; any services performed by Advisor for the Company; Advisor’s employment or non-employment by the Company; any alleged harassment or disparagement suffered by Advisor during his employment at the Company; any status, term or condition of such employment; any physical or mental harm or distress arising from such termination, employment or non-employment; any claims based upon federal, state or local laws prohibiting employment discrimination, including but not limited to claims of discrimination under the Fair Employment and Housing Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, or the Employee Retirement Income Security Act of 1974; breach of contract or any other legal basis. This release also includes release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended (“ADEA”). The ADEA requires that Advisor be advised to consult with an attorney before Advisor waives any claim under the ADEA. In addition, the ADEA provides Advisor with at least 21 days to decide whether to waive claims under the ADEA and seven days after Advisor signs this Agreement to revoke that waiver.

Advisor understands that various federal, state and local laws prohibit age, sex, national origin, race and other forms of employment discrimination and that these laws are enforced through the U.S. Equal Employment Opportunity Commission, and similar state and local agencies. Advisor understands that if he believed that his treatment by the Company had violated any of these laws, he could consult with these agencies and file a charge with them. Instead, Advisor has voluntarily decided to accept the Company's offer in the Agreement and to waive and release any and all claims he may have under such laws.

The Company hereby releases and forever discharges Advisor, his successors and assigns (collectively “Advisor Releasees”) from any and all claims, demands, costs, contracts, liabilities, objections, rights, damages, expenses, compensation and actions and causes of action of every nature, whether in law or in equity, known or unknown, or suspected or unsuspected, which may have existed or which may now exist from the beginning of time to the Release Effective Date, against Advisor of any type, nature and description, or may have in the future (collectively “Company Claims”), to the extent such Company Claims relate in any way directly or indirectly, in whole or in part to, or are in any way connected with or based upon: the fact that Advisor is or was an employee, officer, stockholder, consultant or agent of the Company; any services performed by Advisor for the Company; Advisor’s employment or non-employment by the Company; or any status, term or condition of such employment other than any breach of Advisor’s Confidential Information Agreement.

Nothing under the Agreement or in this release shall affect the parties’ obligations under this Agreement, the Confidential Information Agreement or the Indemnity Agreement between Advisor and the Company, or release Advisor from any claims arising from any fraudulent or illegal acts committed while he was an employee of the Company.”

8.             Successors.

(a)           This Agreement is personal to Advisor and without the prior written consent of the Company shall not be assignable by Advisor otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Advisor’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9.             Miscellaneous.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties or their respective successors and legal representatives.

(b)           All notices and other communications hereunder shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Advisor:

at Advisor’s current address shown on the records of the Company

If to the Company:

Incyte Corporation

1801 Augustine Cut-Off

Wilmington, DE 19803

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)           The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to applicable law or regulation.

(e)           Advisor’s or the Company’s failure to insist on strict compliance with any provision of this Agreement or the failure to assert any right Advisor or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)            Should any disputes, claims, complaints, or causes of action occur between Advisor and the Company (the “Parties”) which arise out of, are related to, or connected with, either or directly or indirectly, the interpretation, application, or alleged violation of this Agreement, or which arise out of any other professional, personal or business dealings or relationships between the Parties, they shall all be resolved in arbitration in accordance with the rules and procedures of JAMS (Judicial Arbitration and Mediation Services), New York Times Building, 620 8th Avenue, New York, NY 10018 (212-751-2700). The Parties voluntarily and knowingly acknowledge their understanding that under this provision for arbitration they are waiving (i.e., giving up) their right to bring a law suit in a court of law and to have a judge and a trial by jury to resolve any of these claims/disputes/causes of action between them. If any arbitration is brought by any Party under this Agreement and under the Offer Letter, then both arbitrations shall be consolidated into one and shall be heard by one arbitrator in a single arbitration proceeding. Any arbitration proceeding shall be held in Wilmington, Delaware. Any decision as to the scope and nature of Advisor’s duties shall be made by the Board, in its sole discretion, and shall not be subject to any dispute resolution.

(g)           To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under section 409A of the Code (“Section 409A”) in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A and, to the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

(h)           This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, correspondence, understandings and agreements of the parties relating to the subject matter hereof, including without limitation the Employment Agreement dated as of October 25, 2019 by and between the Company and Advisor, which, as of the Effective Date, shall be terminated and be of no further force or effect; provided, however, that the Confidential Information Agreement shall remain in full force and effect and the outstanding equity award agreements provided by the Company to Advisor, as the same may be modified by this Agreement, shall remain in full force and effect.

(i)            This Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Advisor and the Company, through the Lead Independent Director of the Board, have executed this Agreement effective as of the day and year first written above.

ADVISOR

/s/ Hervé Hoppenot
Hervé Hoppenot

COMPANY

By	/s/ Julian C. Baker
Julian C. Baker
Lead Independent Director and Chairman of the Board of Directors